Exhibit 6.1

Broker-Dealer Agreement

This agreement (together with exhibits and schedules, the “Agreement”) is entered into by and between Collective Wisdom Technologies, Inc. (“Client”) a Delaware Corporation, and Sageworks Capital LLC., a Pennsylvania Limited Liability Company (“Sageworks”). Client and Sageworks agree to be bound by the terms of this Agreement, effective of April 26, 2018 (the “Effective Date”):

Whereas, Sageworks is a registered broker-dealer providing technology and services in the equity and debt securities market, including offerings conducted via SEC approved exemptions such as Reg D 506(b), 506(c), Regulation A+, Reg CF and others;

Whereas, Client is offering securities directly to the public in an offering exempt from registration under Regulation A+ (the “Offering”); and

Whereas, Client recognizes the benefit of having Sageworks as a service provider for investors who participate in the Offering (“Investors”).

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Appointment, Term, and Termination

a. Client hereby engages and retains Sageworks to provide technology and compliance services at Client’s discretion.

b. The Agreement will commence on the Effective Date and will remain in effect for a period of twelve (12) months and will renew automatically for successive renewal terms of twelve (12) months each unless any party provides notice to the other party of non-renewal at least sixty (60) days prior to the expiration of the current term. If Client defaults in performing the obligations under this Agreement, the Agreement may be terminated (i) upon sixty (60) days written notice if Client fails to perform or observe any material term, covenant or condition to be performed or observed by it under this Agreement and such failure continues to be unremedied, (ii) upon written notice, if any material representation or warranty made by either Provider or Client proves to be incorrect at any time in any material respect, (iii) in order to comply with a Legal Requirement, if compliance cannot be timely achieved using commercially reasonable efforts, after providing as much notice as practicable, or (iv) upon thirty (30) days’ written notice if Client or Sageworks commences a voluntary proceeding seeking liquidation, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappeable order for relief, under any bankruptcy, insolvency or other similar law, or either party executes and delivers a general assignment for the benefit of its creditors. The description in this section of specific remedies will not exclude the availability of any other remedies. Any delay or failure by Client to exercise any right, power, remedy or privilege will not be construed to be a waiver of such right, power, remedy or privilege or to limit the exercise of such right, power, remedy or privilege. No single, partial or other exercise of any such right, power, remedy or privilege will preclude the further exercise thereof or the exercise of any other right, power, remedy or privilege. All terms of the Agreement, which should reasonably survive termination, shall so survive, including, without limitation, limitations of liability and indemnities, and the obligation to pay Fees relating to Services provided prior to termination.

2. Services. Sageworks will perform the services listed on Exhibit A attached hereto and made a part hereof, in connection with the Offering (the “Services”). Unless otherwise agreed to in writing by the parties.

3. Compensation. As compensation for the Services, Client shall pay to Sageworks a fee equal to one hundred (100) basis points on the aggregate amount raised by the Client from Investors.

There will also be a one time set up fee of $10,000. Fee is due and payable upon execution of this agreement.

4. Regulatory Compliance

a. Client and all its third party providers shall at all times (i) comply with direct requests of Sageworks; (ii) maintain all required registrations and licenses, including foreign qualification, if necessary; and (iii) pay all related fees and expenses (including the FINRA Corporate Filing Fee), in each case that are necessary or appropriate to perform their respective obligations under this Agreement. Client shall comply with and adhere to all Sageworks policies and procedures.

FINRA Corporate Filing Fee for this $50,000,000 best efforts offering will be $8,000 and will be a pass through fee payable to SWC, from the company, who will then forward it to FINRA as payment for the filing.

b. Client and Sageworks will have the shared responsibility for the review of all documentation related to the Transaction but the ultimate discretion about accepting a client will be the sole decision of the Client. Each Investor will be considered to be that of the Client’s and NOT Sageworks.

c. Client and Sageworks will each be responsible for supervising the activities and training of their respective sales employees, as well as all of their other respective employees in the performance of functions specifically allocated to them pursuant to the terms of this Agreement.

d. Client and Sageworks agree to promptly notify the other concerning any material communications from or with any Governmental Authority or Self Regulatory Organization with respect to this Agreement or the performance of its obligations, unless such notification is expressly prohibited by the applicable Governmental Authority.

5. Role of Sageworks. Client acknowledges and agrees that Client will rely on Client’s own judgment in using Sageworks’ Services. Sageworks (i) makes no representations with respect to the quality of any investment opportunity or of any issuer; (ii) does not guarantee the performance to and of any Investor; (iii) will make commercially reasonable efforts to perform the Services in accordance with its specifications; (iv) does not guarantee the performance of any party or facility which provides connectivity to Sageworks; and (v) is not an investment adviser, does not provide investment advice and does not recommend securities transactions and any display of data or other information about an investment opportunity, does not constitute a recommendation as to the appropriateness, suitability, legality, validity or profitability of any transaction. Nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship of any kind.

6. Indemnification.

a. Indemnification by Client. Client shall indemnify and hold Sageworks, its affiliates and their representatives and agents harmless from, any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs (collectively, “Losses”), resulting from or arising out of any third party suits, actions, claims, demands or similar proceedings (collectively, “Proceedings”) to the extent they are based upon (i) a breach of this Agreement by Client, (ii) the wrongful acts or omissions of Client, or (iii) the Offering.

b. Indemnification by Sageworks. Sageworks shall indemnify and hold Client, Client’s affiliates and Client’s representatives and agents harmless from any Losses resulting from or arising out of Proceedings to the extent they are based upon a breach of this Agreement by Sageworks.

c. Indemnification Procedure. If any Proceeding is commenced against a party entitled to indemnification under this section, prompt notice of the Proceeding shall be given to the party obligated to provide such indemnification. The indemnifying party shall be entitled to take control of the defense, investigation or settlement of the Proceeding and the indemnified party agrees to reasonably cooperate, at the indemnifying party's cost in the ensuing investigations, defense or settlement.

7. Notices. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, or faxed or emailed to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices. Until further notice, the address of each party to this Agreement for this purpose shall be the following:

If to the Client:

Collective Wisdom Technologies, Inc.

154 Grand St. 2N

New York, NY 10013

Attn: Byron Bennett, CEO

If to the Sageworks:

Sageworks Capital, LLC.

252 Bradley Court

Holland, PA 18966

Tel: 215-806-9031

Attn: Vlad Uchenik, CEO

8. Confidentiality and Mutual Non-Disclosure:

a. Confidentiality.

i. Included Information. For purposes of this Agreement, the term “Confidential Information” means all confidential and proprietary information of a party, including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally-identifiable information of users of the Portal, (v) security codes, and (vi) all documentation provided by Client or Investor.

ii. Excluded Information. For purposes of this Agreement, the term “confidential and proprietary information” shall not include (i) information already known or independently developed by the recipient without the use of any confidential and proprietary information, or (ii) information known to the public through no wrongful act of the recipient.

iii. Confidentiality Obligations. During the Term and at all times thereafter, neither party shall disclose Confidential Information of the other party or use such Confidential Information for any purpose without the prior written consent of such other party. Without limiting the preceding sentence, each party shall use at least the same degree of care in safeguarding the other party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing, a party may disclose Confidential Information (i) if required to do by order of a court of competent jurisdiction, provided that such party shall notify the other party in writing promptly upon receipt of knowledge of such order so that such other party may attempt to prevent such disclosure or seek a protective order; or (ii) to any applicable governmental authority as required by applicable law. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Issuer acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Provider to maintain copies of practically all data, including communications and materials, regardless of any termination of this Agreement.

9. Miscellaneous.

a. ANY DISPUTE OR CONTROVERSY BETWEEN THE CLIENT AND PROVIDER RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SETTLED BY ARBITRATION BEFORE AND UNDER THE RULES OF THE ARBITRATION COMMITIEE OF FINRA.

b. This Agreement is non-exclusive and shall not be construed to prevent either party from engaging in any other business activities.

c. This Agreement will be binding upon all successors, assigns or transferees of Client. No assignment of this Agreement by either party will be valid unless the other party consents to such an assignment in writing. Either party may freely assign this Agreement to any person or entity that acquires all or substantially all of its business or assets. Any assignment by the either party to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable in the absence of any consent from the other party.

d. Neither party will, without prior written approval of the other party, place or agree to place any advertisement in any website, newspaper, publication, periodical or any other media or communicate with the public in any manner whatsoever if such advertisement or communication in any manner makes reference to the other party, to any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control, with the other party and to the clearing arrangements and/or any of the Services embodied in this Agreement. Client and Sageworks will work together to authorize and approve co-branded notifications and client facing communication materials regarding the representations in this Agreement. Notwithstanding any provisions to the contrary within, Client agrees that Sageworks may make reference in marketing or other materials to any transactions completed during the term of this Agreement, provided no personal data or Confidential Information is disclosed in such materials.

e. THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT AND ANY QUESTIONS ARISING OUT OF THE AGREEMENT, WILL BE SUBJECT TO THE STATUTORY AND COMMON LAW OF THE STATE OF PENNSYLVANIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

f. If any provision or condition of this Agreement will be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out as if any such invalid or unenforceable provision or condition were not included in the Agreement.

g. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement relating to the subject matter herein. The Agreement may not be modified or amended except by written agreement.

h. This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CLIENT: Collective Wisdom Technologies, Inc.

By:	/s/ Byron Bennett
Name:	Byron Bennett
Its:	CEO

SAGEWORK CAPITAL, LLC:

By:	/s/ Vlad Uchenik
Name:	Vlad Uchenik
Its:	CEO

Exhibit A

Services:

a.	Sageworks Responsibilities – Sageworks agrees to:

i.	Review investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to Client whether or not to accept investor as a customer of the Client;

ii.	Provide escrow services, if necessary, through a third party qualified Escrow Agent:

iii.	Review each investors subscription agreement to confirm such Investors participation in the offering, and provide a determination to Client whether or not to accept the use of the subscription agreement for the Investors participation;

iv.	Contact and/or notify the issuer, if needed, to gather additional information or clarification on an investor;

v.	Not provide any investment advice nor any investment recommendations to any investor;

vi.	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in our performance under this Agreement (e.g. as needed for AML and background checks);

Scope of Work

Sageworks Capital, LLC (“SWC”) will create an interface between Collective Wisdom Technologies, Inc. (“CWT”) website and its backend technology (including but not limited to a “invest now” button which shall be integrated into CWT’s website which, when a potential investor clicks on all necessary steps, will be facilitated for the investor to complete investor onboarding and the investment transaction), and all necessary and related technology required to efficiently and compliantly process all potential US and foreign investor online investments via the “invest now” button which will be located on the CWT website for CWT’s offering including investor onboarding and account creation, investor identity verification and any required verifications including regulatory verifications such as investor AML and investor suitability (and handling AML exceptions), all via an API, and other interfaces to accept and process applications for the Reg A+ offering up to $50,000,000. This will include the processing of investor payments including ACH payments and wire transfers, e-signature capabilities including for subscription agreements, accounting to post transactions from the investor’s account to an intermediary account at Evolve bank through SynapsePay as applicable, and then ultimately sweeping funds to the CWT Operating account of the firm’s choosing on a bi-monthly basis (on the 1st of every month, or as agreed to by SWC and CWT). SWC will immediately and automatically provide email notification to investor (and cc CWT) when an investor committed. SWC, CWT will also coordinate with Vantiv to direct investors to their site for credit card, debit card, and other methods of payment processing so that these forms of payment can be accepted. SWC reserves the right to withhold ACH payment distributions up to 60 days due to clawback rules, but generally will release up to 80% of available funds. In the event of a clawback, CWT is 100% responsible for returning the funds back to intermediary account. It is up to CWT to decide what transfer agent is used but this will have no affect on this proposal as it relates to the primary offering. SWC agrees to facilitate any required interface with transfer agent as requested by transfer agent and agrees to export any required/requested data upon request of transfer agent Any and all information and/or data collected from investors, including all investor information and records obtained for or collected from investors, including all investment execution documentation and any/all records required for regulatory compliance shall be kept confidential and shall be provided by SWC to CWT upon request or to transfer agent as needed. Any and all data required by the transfer agent shall be immediately provided to transfer agent by SWC at any time requested by transfer agent. All services provided shall be compliant with all related regulatory compliance including the appropriate sections of the JOBS Act, SEC, FINRA, individual US State, US Federal, International and/or other related laws, rules and/or regulations which may be applicable.

CWT shall indemnify and hold SWC, its affiliates and their representatives and agents harmless from, any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs (collectively, “Losses”), resulting from or arising out of any third party suits, actions, claims, demands or similar proceedings (collectively, “Proceedings”) to the extent they are based upon a breach of this Agreement by CWT or the wrongful acts or omissions of CWT. SWC shall indemnify and hold CWT, CWT’s affiliates and CWT’s representatives and agents harmless from any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs (collectively, “Losses”), resulting from or arising out of any third party suits, actions, claims, demands or similar proceedings (collectively, “Proceedings”) to the extent they are based upon a breach of this Agreement by SWC - or the wrongful acts or omissions of SWC. If any Proceeding is commenced against a party entitled to indemnification, prompt notice of the Proceeding shall be given to the party obligated to provide such indemnification. The indemnifying party shall be entitled to take control of the defense, investigation or settlement of the Proceeding and the indemnified party agrees to reasonably cooperate, at the indemnifying party's cost in the ensuing investigations, defense or settlement. Any notices shall be in writing and shall be addressed, and delivered or mailed postage prepaid, or faxed or emailed to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices. Until further notice, the address of each party to this Agreement for this purpose shall be the following:

If to the CWT:	If to the SWC:
Collective Wisdom Technologies, Inc.	Sageworks Capital, LLC.
252 Bradley Court
Holland, PA 18966
Attn: Byron Bennet, CEO	Attn: Vlad Uchenik, CEO
Tel:	Tel:215-806-9031
byronlbennett@gmail.com	vuchenik@sageworks-capital.com

Cost of Work for Unlimited Investors

Initial Set Up and Ongoing Integration: $10,000 (due at signing)

By signing below, CWT and SWC accept the above proposal and its terms:

5/22/18
Date	CWT Signature	SWC Signature

Please make check payable to Sageworks Capital, LLC (252 Bradley Court, Holland, PA 18966)